Exhibit 15.2
Consent of KPMG Actuarial Pty Ltd (“KPMG Actuarial”) in relation to Form 20-F filing
We hereby consent to your references to KPMG Actuarial Pty Ltd (“KPMG Actuarial”) and to our actuarial valuation report effective as of 31 March 2011, dated 19 May 2011 (the “Report”), and to make use of, or quote, information and analyses contained within that Report for the purpose of James Hardie Industries SE’s (“JHI SE”) Annual Report on Form 20-F for fiscal year ended 31 March 2011.
In addition, we hereby consent to your references to past actuarial valuations performed by KPMG Actuarial (formerly KPMG Actuaries Pty Ltd) for the purpose of JHI SE’s (formerly JHI NV’s) Annual Report on Form 20-F for the fiscal year ended 31 March 2011.
Your attention is drawn to the Important Note at the beginning of the Executive Summary of the Report.

/s/ Neil Donlevy Neil Donlevy MA FIA FIAA
Executive
KPMG Actuarial Pty Ltd
Fellow of the Institute of Actuaries (London)
Fellow of the Institute of Actuaries of Australia
Sydney, Australia
29 June 2011